Exhibit 10.3

CENTRAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROLLA
CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of January 12, 2016, by and between Central Federal Savings and Loan Association of Rolla (the “Association”), Barbara E. Hamilton (the “Executive”) and Central Federal Bancshares, Inc. (“Bancshares”), a Missouri corporation and the holding company of the Association, as guarantor (the “Agreement”).

WHEREAS, the Association recognizes the importance of Executive to the Association’s operations and wishes to protect her position with the Association in the event of a change in control of the Association or Bancshares for the period provided for in this Agreement.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term of Agreement.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the first anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to Section 1(b) of this Agreement.

(b) On or before the 90th day prior to the first anniversary date of this Agreement and on or before the 90th day prior to each anniversary thereafter, the Board of Directors of the Association or designated committee of the Board (“Board”) shall consult with the Chief Executive Officer of the Association for purposes of determining whether to extend the term of the Agreement beyond the expiration date set forth in Section 1(a) of this Agreement or as extended under this Section 1(b) of this Agreement.

(c) Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate if Executive or the Association terminates Executive’s employment prior to a Change in Control (as defined in this Agreement).

2. Change in Control.

(a) Upon the occurrence of a Change in Control of the Association or Bancshares followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(i) a material diminution of the Executive’s Base Salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(ii) a material diminution of the Executive’s authority, duties, or responsibilities, or

(iii) a change in the geographic location at which the Executive must perform services for the Association by more than 25 miles from such location at the Effective Date.

(b) For purposes of this Agreement, a “Change in Control” means a change in control of the Association or Bancshares as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.”

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The Board may, by written notice to the Executive, immediately terminate the Executive’s employment and this Agreement at any time for Just Cause. The Association shall deliver to the Executive a copy of the resolution duly adopted by the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board, such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 30 days following such termination), finding that the Executive was guilty of conduct constituting Just Cause. The notice provided to the Executive pursuant hereto shall specify in detail the particulars of the conduct constituting Just Cause. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Association, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause. If the Board thereafter determines that such conduct did not constitute Cause, the Executive’s employment hereunder is reinstated, and the Executive shall be entitled to receive back pay for the period following termination and continuing through reinstatement, which amount will be paid in a single lump sum within 15 business days following reinstatement. If the Executive’s employment is not reinstated as contemplated by the preceding sentence, then the termination of employment shall be deemed to have occurred pursuant to Section 2(a) of this Agreement and the Executive shall be entitled to the compensation and benefits provided herein. For the purposes of this Agreement “Just Cause” means any of the following:

(1)         a material act of personal dishonesty in performing Executive’s duties on behalf of the Association;

(2)         a willful misconduct that in the judgment of the Board will likely cause economic damage to the Association or its affiliates or injury to the business reputation of the Association or its affiliates;

(3)         a breach of fiduciary duty involving personal profit;

(4)         the intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(5)         a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Association or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

(6)         a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless she has acted, or failed to act, with an absence of good faith and without reasonable belief that her action or failure to act was in the best interest of the Association.

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3. Termination Benefits.

(a) If Executive’s employment is voluntarily (in accordance with Section 2(a) of this Agreement) or involuntarily terminated within one year of a Change in Control, Executive shall receive a lump sum cash payment equal to 12 months of Executive’s base salary. Such payment shall be based on Executive’s base salary in effect as of her termination date and made not later than five days following Executive’s termination of employment under this Section 3.

(b) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is $1.00 less than an amount equal to three times Executive’s “base amount,” as determined in accordance with said Section 280G. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 3.

4. Notice of Termination.

(a) Any purported termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than 30 days from the date such Notice of Termination is given).

5. Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. Bancshares, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by Bancshares.

6. Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Association or shall impose on the Association any obligation to employ or retain Executive in its employ for any period.

7. No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or

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to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Association and their respective successors and assigns.

8. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. Required Provisions.

The provisions of this Section 9 shall apply notwithstanding any other provision of this Agreement to the contrary.

(a) The Board may terminate the Executive’s employment at any time, but any termination by the Association, other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Association: (i) by the Comptroller of the Currency, or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Comptroller at the time the Comptroller approves a supervisory merger to resolve problems

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related to the operations of the Association or when the Association is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

10. Section 409A of the Code.

(a) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(b) If at the time of the Executive’s separation from service, (i) the Executive is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Association) and (ii) the Association makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Association will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day of the seventh month after the month in which the Executive’s employment terminates.

(c) To the extent the Executive would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 10(c). The Executive and the Association agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Executive agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Association with respect to any payment.

(d) To the extent that any right to reimbursement of expenses or payment of any in-kind benefit under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Association no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) For purposes of this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.

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11. Miscellaneous.

(a) If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

(b) The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

(c) Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Missouri, without regard to principles of conflicts of law of that State.

(d) All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

(e) The Association and Bancshares shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Association or Bancshares, expressly and unconditionally to assume and agree to perform the Association’s and Bancshares’s obligations under this Agreement, in the same manner and to the same extent that the Association and Bancshares would be required to perform if no such succession or assignment had taken place.

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[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTRAL FEDERAL SAVINGS AND		EXECUTIVE
LOAN ASSOCIATION OF ROLLA

By:	/s/ William A. Stoltz	/s/ Barbara E. Hamilton
Name:	William A. Stoltz	Barbara E. Hamilton
Title:	President and Chief Executive Officer

CENTRAL FEDERAL BANCSHARES, INC.
(as guarantor of Central Federal Savings and Loan
Association of Rolla hereunder)

By:	/s/ William A. Stoltz
Name:	William A. Stoltz
Title:	President and Chief Executive Officer

[Signature Page – Change in Control Agreement – Hamilton]